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                                                                    EXHIBIT 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of CUC International, Inc. of our report dated May 31, 1996 relating to the financial statements of Knowledge Adventure, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule listed under Item 21(a) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts".

PRICE WATERHOUSE LLP
Costa Mesa, California

December 30, 1996